SUBSCRIPTION RIGHTS TO PURCHASE SHARES OF COMMON STOCK OFFERED PURSUANT TO SUBSCRIPTION RIGHTS DISTRIBUTED TO SHAREHOLDERS OF
FIRST SECURITY GROUP, INC.

THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M., EASTERN TIME, ON SEPTEMBER 20, 2013, UNLESS EXTENDED.

________, 2013

To: Brokers, Securities Dealers, Commercial Banks, Trust Companies and Other Nominees:

This letter is being distributed to brokers, securities dealers, commercial banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by First Security Group, Inc. (“First Security”) of shares of Common Stock (as such term is defined below), pursuant to non- transferable subscription rights (the “Subscription Rights”) distributed to all holders of record (the “Recordholders”) of shares of First Security common stock, par value $0.01 per share (the “Common Stock”), at 5:00 p.m., Eastern Time, on April 10, 2013 (the “Record Date”). The Subscription Rights and Common Stock are described in First Security's offering prospectus dated ________, 2013 (the “Prospectus”).
In the Rights Offering, First Security is offering an aggregate of 3,329,234 shares of Common Stock, as described in the Prospectus.
The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on September 20, 2013 (as it may be extended, the “Expiration Time”).
As described in the accompanying Prospectus, each beneficial owner of shares of Common Stock registered in your name or the name of your nominee is entitled to one Subscription Right for each share of Common Stock owned by such beneficial owner at 5:00 p.m., Eastern Time, on the Record Date. Each Subscription Right will allow the holder thereof to subscribe for two (2) shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $1.50 per share (the “Subscription Price”).
If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, it may also exercise an over-subscription privilege (the “Over-Subscription Privilege”) to subscribe for a portion of any shares of our Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Privileges (the “Unsubscribed Shares”), subject to the limitations and the allocation process more fully described in the Prospectus.
Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Over-Subscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares it purchases pursuant to the Recordholder's Over-Subscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock that may be available to the Recordholder, assuming that no shareholders, other than such Recordholder, purchase any shares of Common Stock pursuant to their Basic Subscription Privilege. Fractional shares of Common Stock resulting from the exercise of the Over-Subscription Privilege will be eliminated by rounding down to the nearest whole share, with the total subscription payment being adjusted accordingly. Additionally, First Security may exercise its discretion to round down to allocate shares issued in the Over-Subscription Privilege in ten share increments. Any excess subscription payments received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.
First Security can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock for which the Recordholder subscribes pursuant to the exercise of its Over-Subscription Privilege in full at the expiration of the Rights Offering. First Security will not be able to satisfy a Recordholder's exercise of the Over-Subscription Privilege if all of the shareholders exercise their Basic Subscription Privileges in full, and we will only accept a subscription pursuant to the exercise of an Over-Subscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of subscription rights under the Basic Subscription Privileges, in any case subject to First Security's acceptance of the subscription.

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To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares allocated to a Recordholder pursuant to the Over-Subscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege, the Recordholder will be allocated a maximum of only the number of Unsubscribed Shares available to it as soon as practicable after the Expiration Time, and the Recordholder's excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable but in any case within 90 days of the payment date.

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To the extent the amount the Recordholder actually paid in connection with the exercise of the Over-Subscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Over-Subscription Privilege, such Recordholder will be allocated, to the extent the subscription pursuant to the exercise of the Over-Subscription Privilege is accepted, the number of Unsubscribed Shares for which it actually paid in connection with the Over-Subscription Privilege.

The Rights will be evidenced by a non-transferable Subscription Rights certificate (the “Rights Certificate”) registered in the Recordholder's name or its nominee.
We are asking persons who hold shares of Common Stock beneficially and who have received the Subscription Rights distributable with respect to those shares through a broker, dealer, commercial bank, trust company or other nominee, as well as persons who hold certificates of Common Stock directly and prefer to have such institutions effect transactions relating to the Subscription Rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, we are asking beneficial owners who wish to obtain a separate Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Rights Certificate be issued.
All commissions, fees and other expenses (including brokerage commissions and transfer taxes), other than fees and expenses of the Subscription Agent, incurred in connection with the exercise of the Rights will be for the account of the holder of the Rights, and none of such commissions, fees or expenses will be paid by First Security or the Subscription Agent.
Enclosed are copies of the following documents:

1.	Prospectus;

2.	Instructions as to the use of First Security Rights Certificates;

3.	A form of letter that may be sent to your clients for whose accounts you hold shares of Common Stock registered in your name or the name of your nominee, with an attached form of instructions;

4.	Beneficial Owner Election Form;

5.	Nominee Holder Certification;

6.	Notice of Important Tax Information; and

7.	A return envelope addressed to Registrar and Transfer Company, the Subscription Agent.
Your prompt action is requested. To exercise the Subscription Rights, you should deliver the properly completed and signed Rights Certificate with payment of the Subscription Price in full for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Over-Subscription Privilege, to the Subscription Agent, as indicated in the Prospectus. The Subscription Agent must receive the Rights Certificate with payment of the Subscription Price, including final clearance of any checks, prior to the Expiration Time, unless the delivery procedures described in the Prospectus are followed in lieu of delivery of a Rights Certificate prior to the Expiration Time. A Recordholder cannot revoke the exercise of its Subscription Rights. Subscription Rights not exercised prior to the Expiration Time will expire.
Additional copies of the enclosed materials may be obtained by contacting our subscription agent, Registrar and Transfer Company at (800) 368-5948 (toll free) or via e-mail at info@rtco.com. Any questions or requests for assistance concerning the rights offering should be directed to Registrar and Transfer Company. General questions about the rights offering may also be directed to Sanjay Patel of Raymond James at 404-240-2907 or John Haddock, First Security's Chief Financial Officer, at 423-308-2075.

Sincerely,

FIRST SECURITY GROUP, INC.

By:

D. Michael Kramer
President and Chief Executive Officer

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF FIRST SECURITY GROUP, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE SUBSCRIPTION RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.